Exhibit 10.2

August 12, 2021

[NAME]

Re:Retention Bonus Award

Dear ____________,

I am pleased to inform you that you have been identified as a key employee in ensuring the success of today’s announced transaction to merge The ExOne Company (“ExOne”) with Desktop Metal, Inc. (“Desktop Metal” and the merger transaction, the “Merger”).  Accordingly, you have been awarded a cash retention bonus in the amount of $________ (your “Retention Bonus”), that will be paid nine months following today’s date, or May 11, 2022 (the “Payment Date”), contingent on (1) your continued employment with ExOne (and Desktop Metal if the Merger closes before that date), and (2) the Merger closing before the Payment Date.

In the event your employment is terminated without “Cause”, you resign your employment for “Good Reason” or in the unlikely event you die or your employment terminates due to your “Disability” (as such terms are defined on the attached page and collectively referred to as a “Qualifying Separation”) after the closing of the Merger but before the Payment Date, you will be vested in your full Retention Bonus payment and your full Retention Bonus payment will be paid on date of your Qualifying Separation. Like any bonus payment, your Retention Bonus will be subject to all customary tax withholdings (federal, state, local).

I am excited for you to join me in preparing ExOne for this next chapter in the journey to transform manufacturing using 3D binder jet printing technology!

Sincerely,
The ExOne Company

By:
Name:	John Hartner
Title:	Chief Executive Officer

Exhibit 10.2

Defined Terms

“Cause” means: your (i) fraud, misappropriation, embezzlement or other act of material misconduct against the ExOne, (ii) conviction of a felony involving a crime of moral turpitude; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the ExOne; or (iv) substantial and willful failure to render services to ExOne (other than as a result of illness, accident or other physical or mental incapacity), provided that a demand for performance of services has been delivered to you in writing by or on behalf of the board of directors of ExOne at least 60 days prior to termination identifying the manner in which such board of directors believes that you have failed to perform and (B) you have thereafter failed to remedy such failure to perform.

“Disability” means as a result of your incapacity due to physical or mental illness, accident or other incapacity (as determined by the board of directors of ExOne in good faith), you have been absent from your duties with ExOne on a full-time basis for six consecutive months (or for a period of 180 days, whether or not consecutive, in any 12 consecutive month period) and, within 30 days after written notice of termination thereafter given by ExOne, you have returned to the full time performance of your duties

“Good Reason” means: (i) a material and sustained diminution in your duties or position from those in effect immediately prior to the Merger; (ii) a material reduction by ExOne in your annual base salary as in effect on the date of the Merger or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Merger; (iii) relocation of your primary place of employment to any place more than 35 miles from your designated primary place of employment; (iv) any material breach by ExOne of any compensation arrangement or any other agreement entered into between ExOne and you; or (v) any failure by ExOne to obtain the assumption of this letter agreement by any successor or assign of ExOne.  To resign your employment for Good Reason you must give written notice to ExOne of your intention to resign your employment for Good Reason, which notice shall (A) state in detail the particular circumstances that constitute the grounds on which the proposed resignation for Good Reason is based and (B) be given no later than 90 days after the first occurrence of such circumstances. ExOne shall have 30 days after receiving such notice in which to cure such grounds. If ExOne fails to cure such grounds within such 30-day period, your employment with ExOne, shall thereupon terminate for Good Reason.

* ExOne means ExOne and its affiliates and successors for purposes of these defined terms.